Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS
Quarterly revenue of $587 million, up 11% over prior year;
GAAP EPS of $0.58 and adjusted EPS of $0.85

DALLAS and SAN DIEGO – (February 13, 2020) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare total talent solutions, today announced its fourth quarter and full year 2019 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2019	% Change Q4 2018	Full Year 2019	% Change Full Year 2018
Revenue	$586.9	11%	$2,222.1	4%
Gross profit	$197.1	14%	$743.5	7%
Net income	$27.5	(23)%	$114.0	(20)%
Diluted EPS	$0.58	(22)%	$2.40	(18)%
Adj. diluted EPS*	$0.85	5%	$3.18	(3)%
Adjusted EBITDA*	$75.4	14%	$277.4	3%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2019 & Recent Highlights

•	Fourth quarter results exceeded expectations, with the Nurse and Allied Solutions segment delivering higher revenue from the support of labor disruption events and rapid response staffing

•	Nurse and Allied segment recorded 6% year-over-year organic growth in the fourth quarter

•	Full year operating cash flow was $225 million, reflecting strong performance and a nine-day reduction in days' sales outstanding

•	Acquired b4health, an innovative float pool management technology solution and vendor management system, in December

•	The previously announced acquisition of Stratus Video, the leading provider of healthcare video remote language interpretation services, is expected to close on February 14, 2020.

•	The Stratus acquisition is expected to be immediately margin-accretive and strengthens AMN's position as healthcare's leading total talent solutions partner

"Throughout the last year and decade, AMN Healthcare achieved many important milestones and dramatically enhanced our ability to positively impact patient care and our communities," said Susan R. Salka, Chief Executive Officer of AMN. "During 2019, our business reached new highs in revenue and earnings, while also making critical investments in our people, processes and solutions for our healthcare professionals and clients. AMN furthered our ability to serve our clients' total talent needs with the acquisition of Advanced Medical, Silversheet and b4health, along with the imminent acquisition of Stratus Video.

"As we enter 2020, demand for our services remains strong, and we are excited about the partnerships we are building with clients to address their workforce challenges and ensure they deliver high-quality patient care. Equally critical to our purpose at AMN, we will continue to take an active leadership role in governance and social issues such as diversity, equality and inclusion," Ms. Salka added.

Fourth Quarter 2019 Results
Consolidated revenue for the quarter was $587 million, an 11% increase over prior year and 3% higher than prior quarter. Revenue for the Nurse and Allied Solutions segment was $389 million, up 18% year over year (6% organic) and 7% sequentially. Travel Nurse revenue increased 9% year over year (2% organic). Allied division revenue increased 45% year over year with 7% organic growth.

The Locum Tenens Solutions segment reported revenue of $78 million, down by 5% year over year due to slightly lower volume and a mix shift to specialties with lower bill rates. Volume metrics were on par with prior year in December, which we believe reflects stability and future growth opportunity as we enter the new year. Other Workforce Solutions segment revenue was $120 million reflecting an increase of 2% year over year, driven primarily by growth in our physician permanent placement, interim leadership and VMS businesses, offset partly by a decline in our revenue cycle solutions division.

Gross margin was 33.6%, higher by 100 basis points year over year and higher by 10 basis points sequentially. The year-over-year variance stemmed from an increase in higher-margin labor disruption activities in our Nurse and Allied segment and a favorable mix shift in our Other Workforce Solutions segment.

SG&A expenses were $133 million or 22.7% of revenue, compared with $111 million, or 21.0% of revenue, in the same quarter last year. SG&A was $133 million, or 23.5% of revenue, in the previous quarter. Higher SG&A expenses from our acquired businesses coupled with higher acquisition and integration-related costs caused the year-over-year increase in expense margin.

Income from operations was $47 million, or 8.0% of revenue, compared with $50 million, or 9.5% of revenue, in the same quarter last year. Adjusted EBITDA was $75 million, with a year-over-year increase of 14%. Adjusted EBITDA margin was 12.9%, higher by 30 basis points year over year and an increase of 70 basis points sequentially. The higher-than-expected adjusted EBITDA margin was driven primarily by the higher labor disruption revenue.

Net income was $27 million, or $0.58 per diluted share, compared with $36 million, or $0.74 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.85.

Full Year 2019 Results
Full year 2019 consolidated revenue was $2,222 million, a 4% increase from prior year. Nurse and Allied Solutions segment revenue was $1,420 million, a year-over-year increase of 9%. The Locum Tenens Solutions segment recorded revenue of $325 million, down by 17% compared with the prior year. Other Workforce Solutions segment revenue was $477 million, 9% higher year over year.

Full year gross margin was 33.5% compared with 32.6% for the prior year. The gross margin for the year was positively impacted by higher-than-average gross margins in our Nurse and Allied Solutions segment and a favorable segment mix shift. These positive factors were partially offset by a lower margin in our Locum Tenens Solutions segment.

Full year SG&A expenses were $508 million, representing 22.9% of revenue as compared to $452 million, representing 21.2% of revenue, for the prior year. The year-over-year increase in SG&A expenses was primarily due to additional expenses from the acquired businesses, a $22 million increase related to acquisition, integration, changes in the fair value of earn-out liabilities from acquisitions and extraordinary legal expenses, and a $5 million increase in share-based compensation expense. The increase was partially offset by a $12 million increase in legal reserves in 2018.

Full year income from operations was $177 million, or 8.0% of revenue, compared with $203 million, or 9.5% of revenue, in the prior year. Adjusted EBITDA was $277 million, a year-over-year increase of 3%. Adjusted EBITDA margin was 12.5%, representing a decrease of 20 basis points year over year.

Full year net income was $114 million, or $2.40 per diluted share, compared with $142 million, or $2.91 per diluted share, in the prior year. Adjusted diluted EPS was $3.18.

At December 31, 2019 cash and cash equivalents totaled $83 million. Cash flow from operations was $79 million for the quarter and $225 million for the full year. Capital expenditures were $10 million in the quarter and $35 million for the year. The Company ended the year with total debt outstanding of $625 million with a leverage ratio of 2.0 to 1 as calculated in accordance with the Company’s credit agreement.

Stratus Video Acquisition
In January 2020, AMN signed a definitive agreement to acquire Stratus Video, the largest healthcare remote video language interpretation company. Qualified healthcare interpretation, which is mandated by federal and many state regulations, is a service that many healthcare organizations do not have the resources to provide for themselves. AMN received regulatory approval for the acquisition, which is expected to close tomorrow. The purchase price for the transaction is $475 million and will be funded with borrowings under our credit facility and cash on hand.
"Stratus Video is a compelling addition to the AMN total talent solutions strategy and a wonderful opportunity to strengthen and diversify our leadership and broader talent team," said Ms. Salka. "Stratus is the clear leader in the fastest-growing segment of the language interpretation market for healthcare. They bring a highly regarded service to a growing and important patient population, and Stratus also brings an attractive financial profile."

First Quarter 2020 Outlook

Metric	Guidance*
Consolidated revenue	$598 - $605 Million
Gross margin	33.3% - 33.5%
SG&A as percentage of revenue	23.1% - 23.3%
Operating margin	6.8% - 7.0%
Adjusted EBITDA margin	12.3% - 12.5%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Projected year-over-year revenue growth in the first quarter of 2020 is 12-14%. On an organic basis, revenue is projected to increase 2-3%. Nurse and Allied segment revenue is expected to be up by 14-16% compared with prior year, with organic growth of 2-4%. Locum Tenens revenue in the first quarter is expected to be flat to up 1% compared with prior year. Stratus Video revenue is expected to be approximately $15 million reflecting anticipated results from the date of acquisition. Guidance assumes no labor disruption revenue in the quarter.

Conference Call on February 13, 2020
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in total talent solutions, will host a conference call to discuss its fourth quarter and full year 2019 financial results and first quarter 2020 outlook on Thursday, February 13, 2020, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (844) 721-7241 in the U.S. or (409) 207-6955 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 6:30 p.m. Pacific Time on February 13, 2020, and can be accessed until 11:59 p.m. Eastern Time on February 27, 2020, by calling (866) 207-1041 in the U.S. or (402) 970-0847 internationally, with access code 2857669.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions to healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, mid-revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, our views on our positive impact on patient care, critical investments in our business and people, partnerships with clients, the acquisition of Stratus Video and the growth of the healthcare language interpretation market and statements concerning our outlook for first quarter 2020 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin and adjusted EBITDA margin. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. . Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2019	2018	2019	2019	2018
Revenue	$586,892	$528,635	$567,597	$2,222,107	$2,136,074
Cost of revenue	389,759	356,179	377,566	1,478,642	1,439,691
Gross profit	197,133	172,456	190,031	743,465	696,383
Gross margin	33.6%	32.6%	33.5%	33.5%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	133,158	110,830	133,207	508,030	452,318
SG&A as a % of revenue	22.7%	21.0%	23.5%	22.9%	21.2%

Depreciation and amortization	17,007	11,449	17,085	58,520	41,237
Total operating expenses	150,165	122,279	150,292	566,550	493,555
Income from operations	46,968	50,177	39,739	176,915	202,828
Operating margin (1)	8.0%	9.5%	7.0%	8.0%	9.5%

Interest expense, net, and other (2)	8,859	(217)	7,830	28,427	16,143

Income before income taxes	38,109	50,394	31,909	148,488	186,685

Income tax expense	10,627	14,781	8,394	34,500	44,944
Net income	$27,482	$35,613	$23,515	$113,988	$141,741
Net income as a % of revenue	4.7%	6.7%	4.1%	5.1%	6.6%

Other comprehensive income:
Foreign currency translation and other	59	58	132	1	263
Other comprehensive income	59	58	132	1	263

Comprehensive income	$27,541	$35,671	$23,647	$113,989	$142,004

Net income per common share
Basic	$0.59	$0.76	$0.50	$2.44	$2.99
Diluted	$0.58	$0.74	$0.49	$2.40	$2.91
Weighted average common shares outstanding:
Basic	46,713	46,825	46,677	46,704	47,371
Diluted	47,573	48,102	47,607	47,593	48,668

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2019	2018	2019	2019	2018
Reconciliation of Non-GAAP Items:

Net income	$27,482	$35,613	$23,515	$113,988	$141,741
Income tax expense	10,627	14,781	8,394	34,500	44,944
Income before income taxes	38,109	50,394	31,909	148,488	186,685
Interest expense, net, and other (2)	8,859	(217)	7,830	28,427	16,143
Income from operations	46,968	50,177	39,739	176,915	202,828
Depreciation and amortization	17,007	11,449	17,085	58,520	41,237
Share-based compensation (3)	4,528	2,861	2,825	16,241	10,815
Acquisition, integration, and other costs (4)	6,936	1,884	9,602	25,723	3,358
Legal settlement accrual increases (5)	—	—	—	—	12,140
Adjusted EBITDA (6)	$75,439	$66,371	$69,251	$277,399	$270,378

Adjusted EBITDA margin (7)	12.9%	12.6%	12.2%	12.5%	12.7%

Net income	$27,482	$35,613	$23,515	$113,988	$141,741
Adjustments:
Amortization of intangible assets	11,074	6,640	11,411	36,493	24,239
Acquisition, integration, and other costs (4)	6,936	1,884	9,602	25,723	3,358
Legal settlement accrual increases (5)	—	—	—	—	12,140
Equity investment fair value changes (2)	—	(5,990)	—	—	(7,349)
Debt financing related costs	594	—	—	594	574
Tax effect on above adjustments	(4,838)	(659)	(5,463)	(16,331)	(8,570)
Tax correction related to prior periods (8)	—	—	—	—	(2,501)
Tax effect of COLI fair value changes (9)	(1,002)	1,676	(162)	(3,266)	1,676
Excess tax deficiencies (benefits) related to equity awards (10)	203	(302)	(576)	(5,915)	(5,401)
Adjusted net income (11)	40,449	38,862	38,327	151,286	159,907

GAAP diluted net income per share (EPS)	$0.58	$0.74	$0.49	$2.40	$2.91
Adjustments	0.27	0.07	0.32	0.78	0.38
Adjusted diluted EPS (12)	$0.85	$0.81	$0.81	$3.18	$3.29

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2019	2018	2019	2019	2018
Revenue
Nurse and allied solutions	$388,776	$329,317	$362,533	$1,419,965	$1,306,516
Locum tenens solutions	77,925	81,850	84,164	324,653	393,366
Other workforce solutions	120,191	117,468	120,900	477,489	436,192
	$586,892	$528,635	$567,597	$2,222,107	$2,136,074

Segment operating income (13)
Nurse and allied solutions	$55,646	$45,521	$47,544	$199,806	$183,427
Locum tenens solutions	6,123	7,027	6,156	25,108	41,348
Other workforce solutions	29,104	27,104	27,806	110,225	104,541
	90,873	79,652	81,506	335,139	329,316
Unallocated corporate overhead	15,434	13,281	12,255	57,740	58,938
Adjusted EBITDA (6)	$75,439	$66,371	$69,251	$277,399	$270,378

Gross Margin
Nurse and allied solutions	28.6%	27.2%	27.9%	28.0%	27.2%
Locum tenens solutions	26.5%	27.2%	27.5%	27.4%	28.6%
Other workforce solutions	54.3%	51.7%	54.3%	53.8%	52.4%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (14)	10,462	9,404	10,294	9,932	9,261

Locum tenens solutions
Days filled (15)	40,149	41,000	42,700	164,908	199,089
Revenue per day filled (16)	$1,941	$1,996	$1,971	$1,969	$1,976

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except leverage ratio)
(unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$82,985	$40,748	$13,856
Accounts receivable, net	352,685	354,742	365,871
Accounts receivable, subcontractor	72,714	62,752	50,143
Prepaid and other current assets	52,115	48,690	52,296
Total current assets	560,499	506,932	482,166
Restricted cash, cash equivalents and investments	62,170	59,165	59,331
Fixed assets, net	104,832	100,199	90,419
Operating lease right-of-use assets	89,866	92,257	—
Other assets	120,254	115,482	96,152
Goodwill	595,551	586,611	438,506
Intangible assets, net	398,474	400,428	326,147
Total assets	$1,931,646	$1,861,074	$1,492,721

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$156,140	$139,505	$149,603
Accrued compensation and benefits	170,932	157,950	135,059
Current portion of notes payable	—	3,750	—
Current portion of operating lease liabilities	13,943	13,387	—
Deferred revenue	11,788	11,227	12,365
Other current liabilities	25,302	18,090	10,243
Total current liabilities	378,105	343,909	307,270

Revolving credit facility	—	146,000	120,000
Notes payable, less unamortized fees	617,159	465,899	320,607
Deferred income taxes, net	46,618	46,356	27,326
Operating lease liabilities	91,209	94,150	—
Other long-term liabilities	61,813	59,656	78,528
Total liabilities	1,194,904	1,155,970	853,731

Commitments and contingencies

Stockholders’ equity:	736,742	705,104	638,990

Total liabilities and stockholders’ equity	$1,931,646	$1,861,074	$1,492,721

Leverage ratio (17)	2.0	2.2	1.7

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2019	2018	2019	2019	2018

Net cash provided by operating activities	$78,657	$58,947	$80,914	$224,862	$226,993
Net cash used in investing activities	(38,218)	(7,689)	(12,915)	(291,824)	(279,337)
Net cash provided by (used in) financing activities	159	(44,263)	(52,845)	136,599	37,511
Effect of exchange rates on cash	59	58	132	1	263
Net increase (decrease) in cash, cash equivalents and restricted cash	40,657	7,053	15,286	69,638	(14,570)
Cash, cash equivalents and restricted cash at beginning of period	113,305	77,271	98,019	84,324	98,894
Cash, cash equivalents and restricted cash at end of period	$153,962	$84,324	$113,305	$153,962	$84,324

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Operating Margin to
Guidance Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	March 31, 2020
	Low(18)		High(18)

Operating margin	6.8%		7.0%
Depreciation and amortization		3.3%
EBITDA margin	10.1%		10.3%
Share-based compensation		0.9%
Acquisition, integration, and other costs		1.3%
Adjusted EBITDA margin	12.3%		12.5%

(1)	Operating margin represents income from operations divided by revenue.

(2)
As a result of the adoption of a new accounting pronouncement on January 1, 2018, the Company now measures equity investments, except those accounted for using the equity method of accounting, at fair value with changes in fair value recognized through net income. For the three and twelve months ended December 31, 2018, changes in fair value of equity investments recognized in interest expense, net, and other were $5,990,000 and $7,349,000, respectively. Since these favorable changes in fair value are unrelated to the Company’s operating performance, we excluded their impact from the calculation of adjusted net income and adjusted diluted EPS for the three and twelve months ended December 31, 2018.

(3)
Share-based compensation for the twelve months ended December 31, 2018 was partially offset by a $1,610,000 reduction related to performance equity awards during the third quarter of 2018. Share-based compensation for the twelve months ended December 31, 2019 was impacted by two modifications during the first quarter and effective in 2019, a new vesting condition that resulted in accelerated expense recognition, and $1,209,000 of additional expense related to the performance equity awards during the fourth quarter of 2019.

(4)
Acquisition, integration, and other costs for the three and twelve months ended December 31, 2019, respectively, include net increases in the fair value of contingent consideration liabilities for recently acquired companies of $4,895,000 and $7,178,000, respectively, and extraordinary legal expenses of approximately $400,000 and $7,100,000, respectively. Beginning in 2019, we exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.

(5)
During the third quarter of 2018, the Company recorded increases to its legal accruals established in connection with settlement agreements entered into during September and October 2018 in two class actions related to wage and hour claims, both of which were paid during 2019. Since the settlements are largely unrelated to the Company’s operating performance, we excluded the impact on adjusted EBITDA, adjusted net income, and adjusted diluted EPS for the twelve months ended December 31, 2018. Amounts recorded in prior quarters in these two class actions and legal accruals related to other matters are immaterial and their impact was not excluded from adjusted EBITDA, adjusted net income, or adjusted diluted EPS.

(6)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indentures governing our 5.125% Senior Notes due 2024 and our 4.625% Senior Notes due 2027. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(7)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(8)
During the first quarter of 2018, the Company recorded a net tax benefit to adjust for an immaterial out-of-period error identified in that quarter related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(9)
The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.

(10)
The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

(11)
Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) extraordinary legal expenses, (D) legal settlement accrual increases, (E) changes in fair value of equity investments since January 1, 2018, (F) deferred financing costs, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, (I) correction of prior periods error, and (J) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of from adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(12)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) extraordinary legal expenses, (D) legal settlement accrual increases, (E) changes in fair value of equity investments since January 1, 2018, (F) deferred financing costs, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, (I) correction of prior periods error, and (J) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted diluted EPS). Although management believes the items in the calculation of from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(13)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, legal settlement accrual increases and share-based compensation.

(14)
Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Excluding Advanced Medical, which was acquired during the second quarter of 2019, the average healthcare professionals on assignment was 9,116 and 9,259 for the three and twelve months ended December 31, 2019, respectively.

(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(16)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(17)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(18)	Guidance percentage metrics are approximate.